Exhibit 99.1

8400 E. Crescent Parkway, Suite 600 Greenwood Village, Colorado 80111 (303) 784-5350 www.gatossilver.com

GATOS SILVER REPORTS 2021 YEAR END RESULTS AND PROVIDES CORPORATE UPDATE

Denver, CO — March 8, 2022 — Gatos Silver, Inc. (NYSE/TSX: GATO) (“Gatos Silver” or the “Company”) today reported unaudited 2021 year-end results and provided a corporate update. Gatos Silver is focused on producing a new life-of-mine (“LOM”) plan and updating its mineral resources and mineral reserves following its January 25, 2022 announcement regarding a reduction in metal content of its previously stated mineral reserve figures. The Company continues to expect to generate significant free cash flow at its 70%-owned Cerro Los Gatos (“CLG”) operation.

Q4 and Year-end 2021 Highlights

•	Record Production: 2.3 million ounces of silver produced in the fourth quarter of 2021 (“Q4”) and 7.6 million ounces of silver produced in 2021. Achieved original 2021 guidance for contained silver of 7.5 to 7.9 million ounces and for all other payable metals.

•	Cost Performance: Gatos Silver expects CLG’s 2021 all-in sustaining cost (“AISC”) after by-product credits to be at the lower end of its 2021 guidance.

•	Capital Expenditures: $73 million, with the largest spend on underground development to access lower-level mining zones. Significant investment was made in new dewatering and ventilation systems to support improved production, development and cost performance going forward.

•	Balance Sheet: The Los Gatos Joint Venture (“LGJV”) had debt of $6 million related to equipment loans and had more than $20 million in cash as of year-end.

Corporate Update and Outlook

The Company is pleased to report that an amendment to its credit facility (as amended, the “Revolver”) has been arranged with the lender, Bank of Montreal (“BMO”), to address potential loan covenant deficiencies arising from the Company’s January 25, 2022 press release. The $13 million, currently drawn under the Revolver, will remain intact. The Revolver includes the following revisions:

•	the credit limit under the Revolver to be reduced to $30 million, until the Company delivers to BMO a new LOM CLG financial model with updated mineral reserves;

•	upon assessment of the new CLG financial model, BMO, in its sole discretion, may increase the credit limit up to the original $50 million;

•	if the new CLG financial model is not delivered to BMO by September 30, 2022, or if delivered and the assessment by BMO is deemed not satisfactory, commencing on March 31, 2023, and then subsequently at the end of each fiscal quarter thereafter, the $30 million maximum credit limit would be further reduced in $5 million increments, and the Company would be required to immediately repay drawn amounts exceeding the corresponding reduced credit facility limit; and

•	waivers of certain defaults, events of default, representations and warranties and covenants arising out of the facts that led to the potential reduction in metal content of the Company’s previously stated mineral reserve figures.

The Company continues to advance efforts to update its mineral resources and mineral reserves and produce an updated LOM plan. Gatos Silver expects to produce a new CLG financial model complete with an updated technical report during the second half of 2022.

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CLG is on target to achieve 2,600 tpd processed during the first half of 2022 and plans to increase plant throughput levels to 2,700 tpd in the second half. The CLG operation continues to perform well, and the Company reconfirms the following annual 2022 guidance:

2022 Guidance

Contained Metal in Concentrate

• Silver	8.5 – 9.0 million ounces
• Zinc (in zinc conc.)	49 – 54 million pounds
• Lead (in lead conc.)	36 – 40 million pounds
• Gold (in lead conc.)	4.0 – 4.5 thousand ounces

AISC1

• Co-product basis $16.50/oz – $18.50/oz payable silver

• By-product basis $13.00/oz – $15.00/oz payable silver

Unaudited Operational and Financial Highlights

Gatos Silver

	Year Ended		Three Months Ended
Financial	December 31,		December 31,
Amounts in millions	2021 (unaudited)	2020	2021	2020
Exploration expenses	$1.7	$0.8	$0.3	$0.3
G&A expenses	17.5	7.8	3.5	3.4
Amortization	0.1	0.0	0.0	0.0
Operating expenses	$19.3	$8.6	$3.8	$3.7

Operating expenses for the year ended December 31, 2021, increased $10.7 million to $19.3 million compared to 2020 primarily due to higher legal, consulting and insurance costs, higher stock-based compensation expense and one-time severance costs, in addition to higher 2021 exploration costs related to drilling activities on the 100% owned Santa Valeria target. Operating expenses for the fourth quarter of 2021 (“Q4”) were consistent with the fourth quarter of 2020.

LGJV

	Year Ended		Three Months Ended
Financial	December 31,		December 31,
Amounts in millions	2021 (unaudited)	2020	2021	2020
Sales	$251.2	$121.5	$72.9	$40.3
Cost of sales	$98.1	$65.0	$27.8	$19.5
Royalties	$4.8	$2.1	$1.3	$0.7
G&A expenses	$12.8	$9.7	$3.3	$3.1
Other expenses	$13.6	$23.2	$0.9	$1.9

1 AISC is a non-GAAP measure. The Company does not provide a reconciliation of forward-looking AISC to the GAAP measure of the LGJV expenses due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, and as a result, is not able to provide a reconciliation of AISC without unreasonable effort. The amount of the non-GAAP adjustments may be material and, therefore, could result in projected AISC being materially different than projected LGJV GAAP expenses. See “Non-GAAP Measures” for additional information.

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LGJV sales for the three months and year ended December 31, 2021, were $72.9 million and $251.2 million, respectively. These sales increased, compared to the same periods in 2020, primarily as a result of higher metals prices, higher production rates and higher ore grades.

Cost of sales increased to $98.1 million for the year ended December 31, 2021, compared to $65.0 million for the same period in 2020, primarily due to higher 2021 production, and higher mining, dewatering and labor costs.

Other expenses decreased to $13.6 million for the year ended December 31, 2021, compared to $23.2 million, for the same period in 2020, primarily due to lower interest rates, lower borrowings and lower arrangement fees resulting from the retirement of the LGJV Working Capital Facility and Term Loan. This decrease was partially offset by accelerated expense recognition of the Term Loan origination costs for debt extinguishment.

CLG Production (100% Basis)	Q4 2021	Q3 2021	Q2 2021	Q1 2021	2021 FY	2020 FY
Tonnes milled (dmt)	241,397	234,054	230,656	203,479	909,586	667,422
Tonnes milled per day (dmt)	2,624	2,544	2,535	2,261	2,492	1,829
Average grades
Silver grade (g/t)	331	256	322	261	295	229
Gold grade (g/t)	0.30	0.30	0.35	0.32	0.32	0.42
Lead grade (%)	2.18	2.35	2.51	2.01	2.27	2.27
Zinc grade (%)	3.90	4.10	4.41	3.24	3.94	3.64
Contained metal
Silver ounces (millions)	2.3	1.7	2.1	1.5	7.6	4.2
Gold ounces - in lead conc. (thousands)	1.3	1.3	1.5	1.1	5.2	4.9
Lead pounds - in lead conc. (millions)	10.2	10.8	11.2	7.6	39.8	27.4
Zinc pounds - in zinc conc. (millions)	12.9	13.5	14.5	8.7	49.6	34.2
Recoveries (combined concentrates)
Silver	90%	89%	89%	85%	88%	84%
Gold	63%	63%	63%	60%	63%	62%
Lead	91%	91%	90%	87%	90%	87%
Zinc	73%	74%	75%	71%	73%	73%
Average realized price per silver ounce	$23.08	$23.31	$26.18	$24.15	$24.51	$19.97
Average realized price per gold ounce	$1,804	$1,776	$1,830	$1,812	$1,804	$1,709
Average realized price per lead pound	$1.04	$0.99	$1.00	$0.93	$0.99	$0.83
Average realized price per zinc pound	$1.58	$1.40	$1.33	$1.16	$1.36	$1.03

CLG achieved record throughput during Q4 and continued to achieve strong recoveries in all payable metals. CLG also achieved record silver grades during Q4 and record silver and zinc grades for the year-ended 2021.

The Company also announces the postponement of its Q4 and year-end 2021 conference call to provide sufficient time for the completion of the 2021 annual financial statements as they may be affected by the ongoing analysis of the CLG mineral resource and mineral reserve matters, and any potential financial statement impacts.

About Gatos Silver

Gatos Silver is a silver dominant exploration, development and production company that discovered a new silver and zinc-rich mineral district in southern Chihuahua State, Mexico. More than 85% of the approximately 103,087-hectare mineral rights package has yet to be drilled, representing a highly prospective and under-explored district with numerous silver-zinc-lead epithermal mineralized zones identified as priority targets. As a 70% owner of the LGJV, the Company recently built and commissioned its first operating mine and mineral processing plant at the LGJV’s CLG deposit.

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Non-GAAP Measures

AISC is calculated as the sum of total operating costs, treatment and refining charges, transportation, royalties and capital costs for the applicable period. Management believes that AISC provides additional information to management, investors and analysts to help in the understanding of the economics of our operations and performance compared to other producers. AISC is intended to provide additional information only and does not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Other companies may calculate this measure differently, and accordingly it may not be comparable to similarly titled measures from other companies.

Forward-Looking Statements

This press release contains statements that constitute “forward looking information” and “forward-looking statements” within the meaning of U.S. and Canadian securities laws. All statements other than statements of historical facts contained in this press release, including statements regarding the expected average annual production are forward-looking statements. Forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors described in our filings with the U.S. Securities and Exchange Commission and Canadian securities commissions. Gatos Silver expressly disclaims any obligation or undertaking to update the forward-looking statements contained in this press release to reflect any change in its expectations or any change in events, conditions, or circumstances on which such statements are based unless required to do so by applicable law. No assurance can be given that such future results will be achieved. Forward-looking statements speak only as of the date of this press release.

Investors and Media Contact

Adam Dubas
Chief Administrative Officer
investors@gatossilver.com
(303) 784-5350

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